BioAmber Announces Year End Operational and Financial Results for 2016

Montreal, Canada, March 16, 2017.  BioAmber Inc. (NYSE: BIOA), a leader in renewable materials, today announced operational and financial results for the three months and year ended December 31, 2016.

Operational Highlights

•	2016 sales of bio-succinic acid were $8.3 million, an increase of 281% over the previous year.
•	Over 200 companies globally have now tested and qualified the bio-succinic acid produced at our Sarnia facility.
•	Operations have shown greater consistency with both variable and fixed costs remaining on target, and off-specifications product below 5% in Q4.

Strategic Highlights

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On December 19th, 2016, we announced a non-binding letter of intent (LOI) with CJ CheilJedang Corporation (CJCJ) to establish a joint venture in China to produce up to 36,000 metric tons of bio-succinic acid and commercialize the output in Asia. CJCJ will incur all capital costs required to retrofit their fermentation facility and ramp up production.

•

We successfully completed the first two phases of the four-phase process for a $360 million loan guarantee from the U.S. Department of Energy (U.S. DOE). This is an important milestone to secure financing for our proposed second facility.

“While our Sarnia facility has continued to showcase BioAmber’s world leading disruptive bio-technology, the LOI with CJCJ validates its robust economics and provides an example of how BioAmber can further leverage its technology for the benefit of shareholders.“ stated Fabrice Orecchioni, BioAmber’s President and Chief Operations Officer. “In addition to our operational success and following our recent equity raises, we have paid off our corporate debt in its entirety, and are looking to secure a Toronto Stock Exchange (TSX) listing before the end of April 2017“, he added.

Q4 2016 Financial Highlights

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Our fourth quarter 2016 product sales of approximately $631,000 were below our previously disclosed fourth quarter expectations of $2.0 to $2.2 million.  We expected that additional revenue of approximately $1.4 million would be recorded in the quarter but it had to be deferred until 2017 and was classified as a deferred revenue as of December 31, 2016.

•	The entire cash proceeds from the sale have been received by BioAmber.
•	We received gross proceeds of $7.0 million from our December 2016 equity issuance.
•

In December 2016, we issued a $8.9 million special warrant that will be converted into common shares at the same price as the price per share of the equity issuance completed in December 2016. The proceeds are presently held in escrow and can be released to BioAmber upon the occurrence of a TSX listing which is expected before the end of April, 2017.

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•	Cash on hand was $16.2 million as of December 31, 2016. The balance does not include the proceeds of the $8.9 million special warrant currently held in escrow.
•	Subsequent to our year-end, we received gross proceeds of $20.1 million from our January 27th equity issuance, and reimbursed our corporate debt in full on January 27, 2017.

Full-Year 2016 Financial Results

Revenues for the year ended December 31, 2016 were $8.3 million.  The 281% increase relative to the previous year was driven by an increase in the quantity of bio-succinic acid sold from our Sarnia operations.

Cost of goods sold increased from $2.6 million for the year ended December 31, 2015 to $13.7 million for the year ended December 31, 2016, primarily explained by an increase in volume sold, as well as Sarnia facility ramp-up costs, including fixed costs and reprocessing costs for off-specification product that were allocated to the cost of goods sold.

General and administrative expenses were $9.5 million for the year ended December 31, 2016, down from $10.6 million incurred in the same period last year. This was driven by a decrease in incentive employee remuneration and in stock-based compensation expense, partially offset by an increase in salary and benefits expenses associated with the Sarnia facility transition from construction to production stage.

Research and development expenses were $7.2 million for the year ended December 31, 2016, down from $20.3 million for the same period last year. This significant decrease is explained by certain non-recurring Sarnia commissioning and start-up costs incurred in 2015 that were recorded as research and development expenses as well as by reduced expenses related to molecular engineering of the yeast, intellectual property and stock-based compensation.

Sales and marketing expenses were $2.9 million for the year ended December 31, 2016, down from $4.0 million for the same period last year. This was due to the expanded commercial role that Mitsui assumed in 2016, particularly in Asia, which allowed the Company to reduce the size of its global commercial team, resulting in a decrease in sales and marketing salaries, benefits and associated costs, including stock-based compensation and travel expenses.

Depreciation of property and equipment and amortization of intangible assets expense increased by $3.8 million to $4.8 million for the year ended December 31, 2016 as compared to $1.1 million for the year ended December 31, 2015.This increase is due to the depreciation of the Sarnia facility assets associated with the beginning of the Sarnia production in the fourth quarter of 2015.

The net financial charge for the year ended December 31, 2016 was income of $750,000 as compared to a net expense of $1.6 million for the year ended December 31, 2015. This expense decrease was mainly due to the mark-to-market adjustment change of $3.6 million on our IPO Warrants, 2011 Warrants and 2009 Warrants, partially offset by an increase in the interest expense, financing charges from the warrant issued in December 2016, and other financing charges in connection with the prepayment of our loan from Tennenbaum Capital Partners LLC.

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The Company recorded a net loss attributable to BioAmber Inc. shareholders of $22.5 million, or a loss of $0.78 per share for the year ended December 31, 2016, compared to a net loss of $37.2 million, or a loss of $1.52 per share for the preceding year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the year ended December 31, 2016 was $30.8 million, or a loss of $1.07 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $38.0 million, or a loss of $1.55 per share for the year ended December 31, 2015.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes (i) the impact of the change in fair value of the IPO and Legacy Warrants and (ii) the grant income from Sustainable Development Technology Canada (SDTC).

Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on March 16, 2017. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546     International callers: +1 (416) 764-8688

Teleconference replays will be available through March 21, 2017: Domestic: +1-888-390-0541

International: +1 416-764-8677   Passcode:  087450#.  A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions, including, without limitation, statements related to (i) our production capacity and the ramping-up of our sales for our Sarnia Bio-SA facility, (ii) the timing of the construction of our next plants, as well as the financing of such plants, and (iii) our potential joint venture with CJCJ which remains subject to several conditions, including due diligence, the negotiation of key considerations and definitive agreements.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s

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control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and the recent quarterly reports on Form 10-Q.

BioAmber Investor Contact

Roy McDowall

Sr. VP Communication & Strategy

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

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BioAmber Inc.
Consolidated Statement of Operations
(unaudited, in thousands)

	Year Ended December 31,
	2016	2015
	$	$
	(in thousands)

Product sales	$ 8,272	$ 2,172
Cost of goods sold	13,667	2,613
Operating expenses
General and administrative	9,458	10,594
Research and development, net	7,195	20,286
Sales and marketing	2,915	4,002
Depreciation of property and equipment and amortization of intangible assets	4,843	1,080
Write-off of intangible assets	—	1,141
Foreign exchange (gain) loss	(176)	984
Operating expenses	24,235	38,087
Operating loss	(29,630)	(38,528)
Amortization of deferred financing costs and debt discounts	3,312	1,079
Financial charges (income), net	(750)	1,589
Grant income	(4,047)	—
Equity participation in losses of equity method investments	—	1
Other expense (income), net	200	(22)
Loss before income taxes	(28,345)	(41,175)
Income (recovery) taxes	26	(4)
Net loss	(28,371)	(41,171)
Net loss attributable to:
BioAmber Inc. shareholders	(22,478)	(37,226)
Non-controlling interest	(5,893)	(3,945)
	(28,371)	(41,171)

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of December 31, 2016	As of December 31, 2015
Assets	$	$
Current assets:
Cash and cash equivalents	16,160	6,974
Accounts receivable	987	979
Inventories	4,498	1,749
Prepaid expenses and other current assets	880	1,142
Restricted cash	8,897	—
Total current assets	31,422	10,844
Property and equipment, net	121,628	122,543
Investment in cost and equity method investment	447	447
Intangible assets including goodwill	6,752	6,977
Restricted cash	558	541
Deferred financing costs	524	435
Total assets	161,331	141,787

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	6,022	15,834
Income taxes payable	115	112
Deferred revenue	1,372	—
Deferred grants	—	3,438
Warrants financial liability	14,497	—
Short-term portion of long term debt	23,299	10,297
Total current liabilities	45,305	29,681
Long-term debt	29,032	28,492
Warrants financial liability	740	12,232
Other long term liabilities	247	443
Total liabilities	75,324	70,848
Redeemable non-controlling interest	37,516	24,584
Shareholders’ Equity	48,491	46,355
Total Liabilities and Shareholders’ Equity	161,331	141,787

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Year Ended December 31
	2016	2015
	$	$
Operating Activities
Net loss	(28,371)	(41,171)
Adjustments to reconcile net loss to cash:
Stock-based compensation	3,579	4,791
Depreciation and amortization	4,843	1,080
Write-off intangible assets	—	1,141
Loss on disposals of property and equipment	3,312	1,078
Amortization of debt discounts	134	—
Other long-term liabilities	(25)	43
Financial charges (income), net	(5,994)	(1,747)
Grant income	(4,047)	—
Changes in operating assets and liabilities	(11,047)	2,586
Net cash used in operating activities	(37,616)	(32,199)

Investing activities
Acquisition of property and equipment and intangible asset, net of disposals	(668)	(64,390)
Investment in equity method and cost investments	—	(412)
Net cash used in investing activities	(668)	(64,802)

Financing activities
Deferred financing costs	(1,707)	(1,144)
Issuance of long-term debt	26,929	21,967
Repayment of long-term debt	(15,312)	(16,059)
Government grants	1,108	7,947
Net proceeds from issuance of common shares, including by subs.	36,206	42,177
Net cash provided by financing activities	47,224	54,888
Foreign exchange impact on cash	246	(1,956)
Decrease in cash and cash equivalents	9,186	(44,069)
Cash and cash equivalents, beginning of period	6,974	51,043
Cash and cash equivalents, end of period	16,160	6,974

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the year ended December 31, 2016, the impact of the change in fair value of the IPO warrants and the Legacy Warrants and the STDC grant income. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders excluded, for the year ended December 31, 2015, the impact of the change in fair value of the IPO warrants and the Legacy Warrants. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for net loss per share)
	Year Ended December 31,
	2016	2015
	$	$
Net loss attributable to BioAmber Inc. Shareholders	(22,478)	(37,226)
Deduct:
Warrants Revaluation income	(5,892)	(2,262)
Grant income	(2,396)	—
Adjusted Net Loss attributable to
BioAmber Inc. shareholders	(30,766)	(38,047)

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	(1.07)	(1.55)

Weighted-average of common shares
outstanding- basic	28,666	24,500

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